Exhibit 4.1
SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 7, 2006, among AMERICAN CELLULAR CORPORATION (as successor in interest to ACC Escrow Corp.), a Delaware corporation (the “Company”), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and ACC Lease Co., LLC (as successor in interest to ACC Lease Co., Inc.), an Oklahoma limited liability company, as guarantor (the “Guarantor”), supplements that certain Indenture, as previously supplemented (the “Indenture”), dated as of August 8, 2003, among the Company, the Guarantor and the Trustee. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Indenture.
RECITALS
     WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Indenture, providing for the issuance of the Company’s 10% Senior Notes due 2011 (the “Notes”);
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee may under certain circumstances amend or supplement the Indenture without the consent of any Holder;
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Guarantor desire to modify Section 5.01 of the Indenture; and
     WHEREAS, the Company has certified to the Trustee in accordance with the terms of the Indenture that this Supplemental Indenture complies with the Indenture and all covenants and conditions precedent to the execution and delivery of this Supplemental Indenture by the Trustee, and the effectiveness hereof, have been satisfied.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party covenants and agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE 1.
AMENDMENTS
     Section 1.01 Article 5 of the Indenture is hereby amended by amending and restating the final paragraph of Section 5.01 in its entirety to read as follows:
     This Section 5.01 shall not apply to:
     (1) a merger of Escrow Corp. with ACC;

     (2) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; and
     (3) any merger or consolidation or sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.
ARTICLE 2.
MISCELLANEOUS
     Section 2.01 This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture with respect to the Notes and, as provided in the Indenture, this Supplemental Indenture forms a part thereof with respect to the Notes. Except as herein modified, the Indenture is in all respects ratified and confirmed with respect to the Notes and all the terms, provisions and conditions thereof shall be and remain in full force and effect with respect to the Notes and every Holder of Notes shall be bound hereby. Except as expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.
     Section 2.02 If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.03 THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 2.04 This parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
     Section 2.05 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AMERICAN CELLULAR CORPORATION
By:	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Vice President

THE BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Rachel Redd-Singleton
	Name:	Rachel Redd-Singleton
	Title:	Vice President & Trust Officer

ACC LEASE CO., LLC, as Guarantor By: American Cellular Corporation, its sole member
By:	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Vice President